EXHIBIT 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE AND WAIVER OF CLAIMS

This Confidential Settlement Agreement and General Release (the “Agreement”) is entered into by and between, on the one hand, Tara Comonte (“Comonte”), and on the other hand, WW International, Inc. (“WW”). The aforementioned are each referred to herein as a “Party,” and, collectively, as the “Parties.”

WHEREAS, Comonte was employed by WW in the role of President and Chief Executive Officer;

WHEREAS, on March 30, 2026, Comonte notified the board of directors (the “Board”) of WW of her resignation as President and Chief Executive Officer, effective March 31, 2026, and the Board accepted Comonte’s resignation;

WHEREAS, pursuant to Comonte’s employment agreement with WW, dated as of February 26, 2025 (the “Prior Employment Agreement”), by reason of her resignation as President and Chief Executive Officer and termination of employment with WW, Comonte was deemed to have resigned as a member of the Board and from any and all other directorships, committee memberships, and all other positions that she held with WW and its subsidiaries;

WHEREAS, the Parties now wish to fully and finally to resolve all matters between them; and

WHEREAS, the Parties understand and agree that the entering of this Agreement shall not in any way be construed or considered to be an admission by (i) WW or any of its affiliates, directors, or officers that any of the WW Released Parties identified in this Agreement engaged in wrongdoing or noncompliance with any federal, state, city, local or other statute, constitution, administrative code, public policy, tort law, contract, contract law, common law, or of any other wrongdoing, unlawful conduct, liability or breach of any duty whatsoever; or (ii) Comonte or any of the Comonte Released Parties identified in this Agreement engaged in wrongdoing or noncompliance with any federal, state, city, local or other statute, constitution, administrative code, public policy, tort law, contract, contract law, common law, or of any other wrongdoing, unlawful conduct, liability or breach of any duty whatsoever.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.
Separation Date. Comonte’s employment with WW terminated effective March 31, 2026 (the “Separation Date”). By executing this Agreement, Comonte acknowledges and agrees that, as of the Separation Date, Comonte was deemed to have, and did, resign as a member of the Board and from any and all other directorships, committee memberships, and all other positions that she held with WW and its subsidiaries without need for any further action to be taken.

2.
Compensation and Benefits. All of the compensation and benefits that Comonte received as part of her employment with WW ceased as of the Separation Date. Comonte acknowledges and agrees that neither WW nor any of its affiliates (collectively, the “WW Group”) owes her any other wages, compensation, bonuses, payments, or benefits of any kind or nature, other than as provided in this Agreement. Comonte acknowledges and agrees that Comonte has received her salary through the Separation Date and reimbursement of all unreimbursed expenses, and that Comonte’s participation in all benefits and incidents of employment, and the accrual of bonuses, incentive payments, vacation, and paid time off, ceased as of the Separation Date. Comonte further acknowledges and agrees that Comonte is not due any further compensation or similar payments or benefits in respect of her service to the WW Group, except as expressly set forth in Section 4 herein. If eligible, Comonte may elect to continue Comonte’s group health insurance benefits, at Comonte’s own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) and corresponding applicable state laws (as applicable) (“COBRA”). Materials relating to electing COBRA continuation coverage will be provided to Comonte under separate cover. To the extent Comonte is eligible and selects coverage, she must complete and timely return all COBRA paperwork she receives.

3.
Consideration. The Parties acknowledge and agree that there is good, valuable, and sufficient consideration for this Agreement, including but not limited to the mutual promises and obligations set forth below.

4.
Settlement Payments. In consideration for Comonte executing this Agreement, and for Comonte complying with the promises herein, including the grant of the Release in Section 5 below, WW will pay the following (collectively, the “Settlement Payments”): (i) to Comonte the gross amount of $1,850,000, payable as follows: (a) $545,205.48, less all applicable withholdings and deductions, on WW’s first regularly scheduled payroll date occurring after the Effective Date (as defined below), and (b) $1,304,794.52, less all applicable withholdings and deductions, on October 1, 2026, in each case to be reported via IRS Form W-2; and (ii) to Comonte Counsel (as defined below), the gross amount of $150,000, of which $120,000 will be paid to Davis+Gilbert LLP and $30,000 will be paid to Holwell Shuster and Goldberg LLP, for attorneys’ fees and costs incurred by Comonte, payable to the respective Comonte Counsel parties, to be reported via IRS Form 1099, payable on WW’s first regularly scheduled payroll date occurring after this Agreement becomes effective and irrevocable.

5.
Comonte Release. Comonte, on behalf of herself and her past, present or future heirs, spouse, representatives, executors, administrators, agents, and assigns (collectively, the “Comonte Releasors”), hereby forever remises, releases, dismisses, and discharges the WW Group and any of its past or present or future owners, officers, directors, employees, partners, agents, successors, assigns, members, trustees, benefit plans and their administrators and fiduciaries, insurers and reinsurers, parents, subsidiaries, predecessors, and affiliated or otherwise related companies (collectively, the “WW Released Parties”) from all manner of claims, including the claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, obligations, liabilities, and expenses, including attorneys’ fees and costs, of every kind and nature whatsoever, whether in law or equity or both, known or unknown, which the Comonte Releasors ever had, or now have, or hereinafter may have, against the WW Released Parties by reason of, on account of, or arising out of, or in any way relating to Comonte’s employment relationship with the WW Group or any other WW Released Party from the beginning of time up to and including the date Comonte executes this Agreement.

Comonte agrees that this release of claims includes, without limitation, any and all claims, asserted or unasserted, arising from, based on, related to, or connected with Comonte’s employment with, or service as a member of the Board of, the WW Group at any time, and specifically include, to the extent permitted by law, any claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act (“ADA”); the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the New York Human Rights law; the New York City Human Rights Law, all as amended; and any claims for attorneys’ fees and costs. The claims released further include, without limitation, and to the extent permitted by law, all other claims under federal, state, or local laws, statutes, regulations, and ordinances related to fiduciary duties, human rights, civil rights, discrimination, disability, workers’ compensation, wage/hour, pension or labor laws, rules and/or regulations, public policy, contract or torts, and any claims arising under common law such as for wrongful termination, breach of contract, breach of implied duty of good faith, misrepresentation, defamation, libel, slander, invasion of privacy, negligence, infliction of emotional distress, and any claims otherwise based upon any conduct up to and including the date Comonte executes this Agreement, and Comonte shall not from any source proceed in, seek, or accept any additional award or settlement therefrom.

Comonte understands and agrees that, notwithstanding any provisions and covenants in this paragraph, nothing in this Agreement is intended to constitute an unlawful release or waiver of any of Comonte’s rights under any laws and/or to prevent, impede, or interfere with Comonte’s ability and/or right to challenge the validity of this Agreement. Nothing in this Agreement shall be construed to prohibit Comonte from (i) responding truthfully to a valid subpoena; (ii) filing or proceeding with a charge or complaint with or participating and providing truthful information in any investigation or proceeding conducted by the Department of Labor, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the New York Attorney General, the New York State Division of Human Rights, a local commission of human rights, or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment and/or human rights laws; (iii) engaging in communications that constitute concerted activities for the purpose of collective bargaining or other mutual aid or protection of employees; (iv) exercising any other applicable rights under Section 7 of the National Labor Relations Act; (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or any other public benefits to which Comonte is entitled; or (vi) speaking with law enforcement or an attorney retained by Comonte. By signing this Agreement, Comonte agrees and understands that Comonte is waiving Comonte’s right to individual relief based on claims asserted in such a charge or complaint, except as prohibited by applicable law. Additionally, nothing in this Agreement shall waive any rights or claims that may arise after the Effective Date. This Section 5 is not intended to limit Comonte from pursuing an action for the sole purpose of enforcing this Agreement.

A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims above. In addition to releasing and waiving the claims set forth above in this paragraph, Comonte and the Comonte Releasors further agree never to sue the WW Released Parties or any of them in any forum for any reason covered by the release set forth in this Section 5. If Comonte or the Comonte Releasors sue the WW Released Parties or any of them in violation of this covenant not to sue, Comonte shall be liable to the WW Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Notwithstanding this covenant not to sue, Comonte may bring a claim against WW to enforce this Agreement.

The release and discharge set forth in this Section 5 does not apply to any claim that cannot be released under applicable law.

6.
WW Release. WW and its officers and directors (collectively, the “WW Releasors”) hereby forever remise, release, dismiss, and discharge Comonte and her past, present or future heirs, spouse, representatives, executors, administrators, agents, and assigns (collectively, the “Comonte Released Parties”) from all manner of claims, including the claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, obligations, liabilities, and expenses, including attorneys’ fees and costs, of every kind and nature whatsoever, whether in law or equity or both, known or unknown, which the WW Releasors ever had, or now have, or hereinafter may have, against the Comonte Released Parties by reason of, on account of, or arising out of any matter, cause or thing whatsoever that has happened, developed, or occurred from the beginning of time up to and including the date WW executes this Agreement.

A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims above. In addition to releasing and waiving the claims set forth above in this paragraph, the WW Releasors further agree never to sue the Comonte Released Parties in any forum for any reason covered by the release set forth in this Section 6. If the WW Releasors sue the Comonte Released Parties in violation of this covenant not to sue, WW shall be liable to the Comonte Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Notwithstanding this covenant not to sue, the WW Releasors may bring a claim against the Comonte Released Parties to enforce this Agreement.

The release and discharge set forth in this Section 6 does not apply to any claim that cannot be released under applicable law.

7.
Cooperation. Subject to Comonte’s then-current personal and professional fiduciary duties and other obligations, Comonte agrees to reasonably cooperate with the WW Group and to provide information to and assist the WW Group as needed in the investigation, defense, or prosecution of any suspected claim against, or by, the WW Group or any member thereof with respect to matters of which Comonte may have first-hand knowledge; provided that WW shall have first used commercially reasonable efforts to obtain the applicable information independently. Such assistance shall include, but is not limited to, participating in interviews with representatives of the WW Group, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing or providing any documents or names of persons with relevant information. In accordance with the foregoing obligation, WW agrees to reimburse Comonte for all reasonable out-of-pocket expenses incurred. Without limiting the foregoing, Comonte agrees not to knowingly encourage, counsel, or assist (i.e., provide information to, or agree to testify on behalf of) any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the WW Released Parties, unless subject to a valid subpoena or other court order to do so. Comonte agrees both to immediately notify WW upon receipt of any such subpoena or court order, and to furnish WW, within three (3) calendar days of receipt, a copy of such subpoena or court order.

8.
No Admissions. Neither this Agreement, nor anything contained in it, shall constitute or shall be used or construed as an admission or as evidence of any liability or wrongdoing. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce this Agreement or to defend against any claim relating to the subject matter of the release contained herein or as required by court order, subpoena or other legal process, and such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

9.
Disclosure. Neither Party shall disclose confidential information covered by the terms of this Agreement without being directed to do so by court order. If a Party is served with a subpoena or court order, the Party will advise the other Party of the same within three business days by writing to counsel by Federal Express and emailing counsel as follows:

If to WW: WW International, Inc.

18 West 18th Street, 7th Floor

New York, NY 10011

Attn: Debra Cotter, Chief Legal Officer and Secretary

[•]

With a copy Greta B. Williams, Esq.

(which shall GIBSON, DUNN & CRUTCHER LLP

not constitute notice) 1700 M Street, N.W.

to: Washington, D.C. 20036-4504

[•]

If to Comonte: Tara Comonte

[•]

With a copy

(which shall not

constitute notice): Blair E. Kaminsky

to (collectively, HOLWELL SHUSTER & GOLDBERG LLP

“Comonte Counsel”) 425 Lexington Avenue

New York, New York 10017

[•]

Jessica Golden Cortes

DAVIS+GILBERT LLP

1675 Broadway

New York, NY 10019

[•]

10.
No Complaints Filed. Each Party represents that she or it has not filed any complaints, claims, or actions against the other Party with any state, federal, or local agency or court. The Parties acknowledge and agree that this representation is an essential and material term of this Agreement, and that without this representation, neither Party would have agreed to the Agreement, including the Settlement Payments.

11.
Return of Property and Confidential and Proprietary Information. Comonte represents that she has returned to WW any and all property, files, materials, records, manuals, written communications, or other items (including hard copy and electronic documents, disks, and files) Comonte received, obtained, and/or created as part of Comonte’s employment with the WW Group (excluding information Comonte received about Comonte’s compensation and benefits) or that are in Comonte’s possession or control belonging to Comonte, including but not limited to Comonte’s laptop computer(s), company credit cards and/or calling cards, and other computer software and/or hardware, cell phone, hand-held electronic devices, keys and identity badges that are in Comonte’s possession or control belonging to WW or any of the WW Released Parties. Comonte agrees that in the event Comonte later locates any such documents, equipment, or materials, Comonte will return them to WW immediately. Comonte represents that she has deleted and destroyed any digital files, materials, or communications pertaining to her employment at WW (with the exception of her personal employment, tax, and benefits information).

12.
Confidentiality. The Parties acknowledge and agree that it is Comonte’s preference, and Comonte has voluntarily agreed, to include this Section 12 in the Agreement. Comonte warrants that she has not disclosed and shall not disclose any information arising out of or relating to the negotiations or other circumstances leading to the execution of this Agreement to anyone other than her retained and prospective attorneys, members of her immediate family (defined as parents, siblings, children, spouse, domestic partner, or in-laws), or to the extent such disclosure may be required by law, and further warrants that she has instructed these individuals that they are not to disclose such information to anyone else. WW warrants that it has not disclosed and shall not disclose any information arising out of or relating to the negotiations or other circumstances leading to the execution of this Agreement to anyone other than WW’s directors and officers, attorneys (inside and outside counsel), accountants, tax advisors, or financial advisors, or to the extent such disclosure may be required by law or, solely with respect to disclosures made prior to the date hereof to WW’s investors, in the ordinary course, as required by applicable securities laws or to the extent such investors were subject to confidentiality obligations in favor of WW, and further warrant that they have instructed these individuals that they are not to disclose such information to anyone else.

This non-disclosure agreement specifically includes, but is not limited to, an obligation, on the part of Comonte and Comonte’s attorneys and other representatives and Comonte’s family members, as well as on the part of the WW Group and the WW Group’s attorneys and others representatives of the WW Group, not to disclose, or cause to be disclosed, the negotiations or other circumstances leading to this Agreement to any current or former employee of the WW Group, or any affiliate of the WW Group, or to any individual associated with the press or media. Comonte and Comonte’s representatives and immediate family members may only acknowledge, and then only in response to an inquiry not prompted by Comonte or Comonte’s representatives or immediate family members, that the Parties have resolved the matter. The WW Group and their representatives may only acknowledge, and then only in response to an inquiry, that the Parties have resolved the matter.

The Parties acknowledge and agree that in the event a communication violates this Section 12, whether it is made orally or in writing, to anyone, including but not limited to the media, public interest groups, publishing companies, and/or via the Internet (including but not limited to web pages, email, “blogs” and/or “chat rooms”), it will be considered a material breach of the terms of this Agreement.

This Agreement does not prohibit or restrict Comonte, the WW Group, the WW Released Parties or the Comonte Released Parties from: (i) initiating communications directly with, filing any charge or complaint with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the U.S. Securities and Exchange Commission (“SEC”), or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule, or regulation.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended in any way to limit such statutory rights.

13.
Non-Disparagement. The Parties acknowledge and agree that it is Comonte’s preference, and Comonte has voluntarily agreed, to include this Section 13 in the Agreement. Comonte agrees that she will not disparage the WW Group or any of the WW Released Parties (including, but not limited to, any directors of WW) through any writing, remarks, comments, or statements made orally or in writing in any forum, medium or setting, including but not limited to media, social media, print, radio, internet, press, books, periodicals, publications, podcasts, or any other format, media or platform by which information is disseminated, in writing or electronically, nor will she encourage, solicit, induce or support others to do so. WW agrees that its directors who are serving as directors as of the Effective Date will not, and that it will instruct its officers not to disparage Comonte through any writing, remarks, comments, or statements made orally or in writing in any forum, medium or setting, including but not limited to media, social media, print, radio, internet, press, books, periodicals, publications, podcasts, or any other format, media or platform by which information is disseminated, in writing or electronically, nor encourage, solicit, induce or support others to do so. For purposes of this Section 13, to “disparage” means to make remarks, comments, or statements that impugn the character, honesty, integrity, morality, or abilities of an individual or entity.

The Parties acknowledge and agree that in the event a communication violates this Section 13, whether it is made orally or in writing, to anyone, including but not limited to the media, public interest groups, publishing companies, and/or via the Internet (including but not limited to web pages, email, “blogs” and/or “chat rooms”), it will be considered a material breach of the terms of this Agreement.

Notwithstanding the foregoing, this non-disparagement obligation does not extend to statements made or documents produced in connection with any proceeding before a federal, state, municipal or local judicial or administrative proceeding.

14.
Public Disclosures; Response to Inquiries. The WW Group, on behalf of itself and its directors and officers, warrants and agrees that it shall not cause to be published or filed any external communication (whether in writing or orally) relating to or arising out of Comonte’s resignation as President and Chief Executive Officer and/or all other directorships, committee memberships, and all other positions that she held with WW and its subsidiaries; the Separation Date; or the negotiations or other circumstances leading to the execution of this Agreement without first providing Comonte with at least three (3) calendar days to review and provide comments to the WW Group on any such publication or filing, and that the WW Group will consider any comments that Comonte provides on any such publication or filing in good faith. In response to any inquiries relating to the circumstances of Comonte’s departure from WW, the Parties may state only that Comonte “resigned” and/or “left to pursue other opportunities.” In response to a reference request,

WW will confirm Comonte’s dates of employment and title and state that it does not provide qualitative statements about its former employees.

15.
No Re-Employment or Contractual Relationship. In consideration of the promises made by WW in this Agreement, Comonte agrees not to seek or accept future employment with WW or any member of the WW Group, and that neither WW nor any member of the WW Group has any obligation to retain, engage, employ, or continue to employ Comonte. If Comonte does seek or obtain such re-employment or any contractual relationship, then this Agreement shall constitute sufficient cause for refusal to hire or for termination of any such agreement and Comonte consents to rejection of Comonte’s application and/or termination of Comonte’s employment or any contractual relationship. Comonte acknowledges and agrees that this provision is intended to protect WW and the WW Released Parties from a charge of retaliation and is not intended to be or shall be construed as a form of retaliation by WW or any member of the WW Group or any WW Released Party.

16.
Tax Treatment. Comonte understands and agrees that WW and its counsel are providing her no tax or legal advice, and make no representations regarding tax obligations or consequences, if any, related to any part of this Agreement. Comonte warrants that she will consult with an accountant or tax advisor of her choosing with regards to any tax consequences that may arise from the payments under this Agreement. The payments and benefits set forth in this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). If it is determined that Section 409A applies to any payment or benefit under this Agreement, such payment or benefit shall be administered in accordance with Section 409A. In no event may Comonte, directly or indirectly, designate the calendar year of a payment and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, and such payment is subject to Section 409A, payment will be made in the later taxable year. Comonte will be solely responsible for any tax imposed under Section 409A and in no event will WW, any member of the WW Group, or any of their respective directors, officers, or advisers have any liability with respect to any tax, interest, or other penalty imposed under Section 409A.

17.
Choice of Law and Forum. This Agreement will be interpreted in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each Party consents to the exclusive jurisdiction and venue of a state or federal court in New York City for any suit to enforce the terms of this Agreement and/or any dispute between the Parties, including but not limited to any dispute arising out of, relating to, or concerning Comonte’s employment at WW.

18.
ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS

RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD REASONABLE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARBITRATION PROVISION SHALL BE CONSTRUED TO PROHIBIT ANY CURRENT OR FORMER EMPLOYEE FROM FILING ANY CHARGE OR COMPLAINT OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY AN ADMINISTRATIVE AGENCY, INCLUDING BUT NOT LIMITED TO THE EEOC, DOL, OR NLRB.

19.
Entire Agreement. This Agreement, including Exhibit A (Separate Acknowledgment of Confidentiality), constitutes the entire agreement among the Parties with respect to the subject matter of the Agreement and Comonte’s prior employment with the WW Group, and supersedes all prior and contemporaneous oral and written agreements and discussions between WW, any member of the WW Group, any WW Released Party, and Comonte, which oral and written agreements and discussions shall be null and void and of no operative legal effect. The language of all sections in this Agreement shall be construed as a whole, according to its fair meaning.

20.
No Waiver. Any delay or omission by either Party in exercising any right it may have under this Agreement shall not operate as a waiver of any other right. If either Party gives a waiver or consent on one particular occasion, it is effective only as to that occasion and does not affect other occasions.

21.
Amendments Must Be in Writing. This Agreement may be amended only by an instrument in writing signed by all Parties to this Agreement.

22.
Advice of Counsel. Each of the Parties represents that she or it has: (i) been adequately represented, or had the opportunity to be represented, by independent legal counsel of its own choice, throughout all of the negotiations that preceded the execution of this Agreement; (ii) executed this Agreement and Exhibit A with the consent and upon the competent advice of such counsel, or had the opportunity to seek such consent and advice; (iii) read this Agreement and Exhibit A, and understands and assents to all the terms and conditions contained in this Agreement and Exhibit A without any reservations; and (iv) had, or had the opportunity to have had, the same explained to it or her by her or its own counsel, who have answered any and all questions which have been asked of them, or which could have been asked of them, with regard to the meaning of any of the provisions of this Agreement and Exhibit A.

23.
Counterparts. This Agreement may be executed in one or more counterparts, by facsimile, scan, email or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.
Acknowledgments. Each of the Parties acknowledges that (i) the Settlement Payments set forth in Section 4 and the mutual releases set forth in Sections 5 and 6 form sufficient consideration (the “Consideration”) for Comonte signing this Agreement; (ii) should the releases contained in Sections 5 and/or 6 be deemed illegal or unenforceable for any reason, the Parties agrees to promptly, upon request, execute a new general release that is enforceable; and (iii) The headings used in this Agreement are intended only for the convenience of the Parties and shall not in any way add to, limit or otherwise be used in the interpretation of this Agreement.

25.
Remedy for Breach. In addition to receiving any other remedies provided by law or in equity, if WW or any WW Released Party prevails in any action against Comonte for Comonte’s alleged Material Violation (as defined below) of the terms of this Agreement, Comonte shall be required to return and/or reimburse WW for the Settlement Payments referenced in Section 4 above in full (less $10,000), which Comonte may retain, and which Comonte agrees shall serve as good and valuable consideration for the continuing enforceability of this Agreement. Under such circumstances, it is agreed and understood that this Agreement shall nevertheless remain in full force and effect. A “Material Violation” means Comonte’s breach of Section 5 (Comonte Release) or Section 10 (No Complaints Filed).

26.
Knowing and Voluntary Agreement. Comonte expressly recognizes and agrees that, by entering into this Agreement, Comonte is waiving any and all rights or claims that Comonte may have arising under the ADEA, as amended by the OWBPA, which have arisen on or before the date Comonte executes this Agreement. By Comonte’s signature below, Comonte understands and agrees that:

a.
Comonte has at least twenty-one (21) days within which to consider this Agreement before executing it. Comonte has the right to consult an attorney regarding this Agreement. Comonte is free to sign this Agreement in less than twenty-one (21) days if Comonte wishes but Comonte understands that if Comonte takes fewer than twenty-one (21) days to review and sign this Agreement, Comonte knowingly and voluntarily waives her right to review for the full twenty-one (21)-day period.

To accept this Agreement, Comonte must sign, date, and return this Agreement to counsel for WW, Greta Williams of Gibson, Dunn & Crutcher LLP by 12:00 p.m. Eastern Time on May 14, 2026:

Greta B. Williams

Gibson, Dunn & Crutcher LLP

1700 M Street, N.W.

Washington, DC 20036

[•]

b.
Unless more time is required by applicable law or as set forth below, Comonte has seven (7) days within which to revoke this Agreement after it is executed by Comonte (the “Revocation Period”). Any such revocation shall be sent by email to:

Greta B. Williams

Gibson, Dunn & Crutcher LLP

1700 M Street, N.W.

Washington, DC 20036

[•]

Comonte’s written revocation must be postmarked on or before the end of the seventh (7th) day after Comonte initially signs this Agreement. If Comonte revokes this Agreement, Comonte will not be entitled to the Settlement Payments offered in this Agreement or to the benefit of the mutual releases set forth in Sections 5 or 6. If Comonte signs this Agreement and does not revoke it, this Agreement will become effective at the expiration of the Revocation Period, at midnight on the eighth (8th) day after it is signed by Comonte (“Effective Date”).

c.
Comonte has carefully read and fully understands all of the provisions of this Agreement and is hereby advised to consult with legal counsel.

d.
Comonte is, through this Agreement, releasing WW and the WW Released Parties from any and all claims Comonte may have against WW and the WW Released Parties, consistent with the terms of this Agreement; provided, however, that Comonte understands that rights or claims that may arise after the date of signing are not waived.

e.
Comonte knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

f.
Comonte knowingly and voluntarily intends to be legally bound by the terms set forth in this Agreement.

g.
Comonte acknowledges that the consideration period in this Section 26 provides Comonte with more than five (5) business days to consult an attorney regarding this Agreement. If Comonte signs this Agreement prior to the end of the consideration period, Comonte acknowledges that Comonte’s decision to accept such shortening of time is knowing and voluntary and was not induced by WW or any WW Released Party through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to Comonte.

[Signature Page Follows]

In witness whereof, the Parties have executed this Agreement on the date(s) set forth below.

WW INTERNATIONAL, INC.

Dated: May 14, 2026	By:	/s/ Felicia DellaFortuna

TARA COMONTE

Dated: May 14, 2026	By:	/s/ Tara Comonte

EXHIBIT A

SEPARATE ACKNOWLEDGMENT OF CONFIDENTIALITY

UNDER SECTION 5-336 OF NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 5003-b OF NEW YORK CIVIL PRACTICE LAW AND RULES

Tara Comonte (“Comonte”) hereby acknowledges and agrees that the following statements are true and accurate:

1.
It is and remains Comonte’s preference to include the confidentiality and non-disparagement language at Sections 12 and 13 in the Confidential Settlement Agreement and General Release and Waiver of Claims (the “Agreement”) as well as any other provisions therein regarding confidentiality and/or non-disclosure.
2.
Comonte was provided with a period of up to twenty-one (21) days to consider the confidentiality and non-disparagement, and/or similar non-disclosure language in the Agreement, which were all included at Comonte’s preference, in accordance with Section 5-336 of New York General Obligations Law and Section 5003-b of New York Civil Practice Law and Rules. In the event that Comonte executes this Agreement within less than twenty-one (21) days of Comonte’s receipt of it, Comonte acknowledges that such decision was entirely voluntary, and that Comonte had the opportunity to consider this Agreement for the entire twenty-one (21) day period.
3.
Comonte is provided with an additional seven (7) calendar days to revoke the Agreement and this Exhibit.
4.
The Agreement, including this Exhibit, shall become effective on the first calendar day following the expiration of the above-described seven (7) day revocation period.

Dated: May 14, 2026	By:	/s/ Tara Comonte
Tara Comonte

WW INTERNATIONAL, INC.

Dated: May 14, 2026	By:	/s/ Felicia DellaFortuna